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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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/ /	Soliciting Material Pursuant to §240.14a-12
LTC PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 23, 2001

    Our 2001 annual meeting of stockholders will be held on Monday, April 23, 2001 at 9:00 a.m., local time, at Marriott Residence Inn, Oxnard, California 93030, for the following purposes:

  (1)
  To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors;

  (2)
  To transact such other business as may properly come before the meeting.

    Only stockholders whose names appear of record on our books at the close of business on March 26, 2001 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                      By Order of the Board of Directors
                      WENDY L. SIMPSON
                      Vice Chairman and Chief Financial Officer

Oxnard, California
March 29, 2001

    IMPORTANT: Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

LTC PROPERTIES, INC.

PROXY STATEMENT

Solicitation

    This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on April 23, 2001 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is March 29, 2001.

Voting Rights

    On March 26, 2001, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 26,031,414 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.

Voting of Proxies

    Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors.

    Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein; no stockholder proposals were received by us on or before February 28, 2001, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

Revocability of Proxy

    The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

    Our principal executive offices are located at 300 Esplanade Drive, Suite 1860, Oxnard, California, 93030.

PROPOSAL 1

ELECTION OF DIRECTORS

    At the annual meeting, six directors will be elected to hold office until the 2002 annual meeting of stockholders and, in each case, until their respective successors have been duly elected and qualified.

    The nominees for election as directors at the annual meeting are Andre C. Dimitriadis, James J. Pieczynski, Edmund C. King, Wendy L. Simpson, Timothy J. Triche, M.D. and Sam Yellen, each of whom is presently serving as a director of our company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2002 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

    If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

DIRECTORS AND EXECUTIVE OFFICERS

    This table shows information concerning our directors and executive officers as of March 26, 2001. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal.

Name	Age	Position
Andre C. Dimitriadis	60	Chairman, Chief Executive Officer, President and Director
Alex J. Chavez	36	Senior Vice President and Treasurer
Christopher T. Ishikawa	37	Executive Vice President and Chief Investment Officer
Edmund C. King	66	Director
Julia L. Kopta	51	Executive Vice President, General Counsel and Corporate Secretary
James J. Pieczynski	38	Chief Strategic Planning Officer and Director
Wendy L. Simpson	52	Vice Chairman Chief Financial Officer and Director
Timothy J. Triche, M.D.	57	Director
Sam Yellen	70	Director

    Andre C. Dimitriadis founded LTC Properties in 1992 and has been its Chairman and Chief Executive officer since its inception. In 2000 Mr. Dimitriadis also assumed the position of President. Mr. Dimitriadis is a member of the board of LTC Healthcare, Inc. and Magellan Health Services.

    Alex J. Chavez has served as Senior Vice President and Treasurer since February 2001 and Vice President and Treasurer since December 1999. Prior to that, he served as Director of Finance since June 1996 and became Vice President in September 1997. Prior to joining LTC, he was employed by the international accounting firm of Ernst & Young LLP, where he served as an Audit Manager specializing in the health care and real estate industries from 1990 to 1996.

    Christopher T. Ishikawa has served as Executive Vice President and Chief Investment Officer since February 2001. Mr. Ishikawa served as Senior Vice President and Chief Investment Officer from September 1997 through January 2001 and prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995. Mr. Ishikawa is a member of the board of LTC Healthcare, Inc.

    Edmund C. King is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 30, 1991. Mr. King has been a director since 1992.

    Julia L. Kopta has served as Executive Vice President, General Counsel and Corporate Secretary since February 2001 and served as Senior Vice President, General Counsel and Corporate Secretary from January 2000 through January 2001. Prior to that, she served as Special Counsel to the Chief Executive Officer of Coram Healthcare Corporation from September 1999 through November 1999. From October 1993 to October 1997, she served as Executive Vice President, General Counsel and Corporate Secretary of Transitional Hospitals Corporation.

    James J. Pieczynski has served as Chief Strategic Planning Officer since July 2000 and served as President, Chief Financial Officer from September 1997 through June 2000. Mr. Pieczynski has been a Director since 1997. Mr. Pieczynski also served as Chief Financial Officer of LTC Properties May 1994 through August 1997. From May 1994 to September 1997, he also served as Senior Vice President of LTC Properties. He joined LTC Properties in December 1993 as Vice President and Treasurer. Mr. Pieczynski is a member of the board of LTC Healthcare, Inc.

    Wendy L. Simpson has been Vice Chairman since April 2000 and Vice Chairman and Chief Financial Officer since July 2000. Prior to that she was a financial advisor to Coram Healthcare Corporation, a healthcare organization, from November 1999 through March 31, 2000. Ms. Simpson joined Coram as Executive Vice President and Chief Financial Officer in March 1998 and resigned in November 1999. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994. Coram Healthcare commenced bankruptcy proceedings in August 2000. Ms. Simpson has been a director since 1995.

    Timothy J. Triche, M.D. has been the Chairman of the Department of Pathology and Laboratory Medicine at Childrens Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. Dr. Triche has been a director since May 2000.

    Sam Yellen has been self-employed as a consultant since his retirement in 1990 from KPMG LLP where he was a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Del Webb Corporation, Downey Financial Corporation, and Wedbush Morgan Securities, Inc. Mr. Yellen has been a director since 1992.

Board of Directors and Committees of the Board

    During 2000, the Board of Directors met thirteen times and each of the incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which the director served. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee or other committee performing similar functions.

    During 2000, the Audit Committee was first comprised of Mr. Yellen, Chair, Ms. Simpson and Mr. King. Effective May 2000, Dr. Triche replaced Ms. Simpson on the Audit Committee. The Audit Committee held four meetings during fiscal 2000. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

    During 2000, the Compensation Committee was first comprised of Ms. Simpson, Chair and Messrs. King and Yellen. Effective May 2000, Dr. Triche replaced Ms. Simpson on the Compensation Committee and Mr. King became the Chair of the Committee. The Compensation Committee held one meeting during 2000. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee also is responsible for the administration of our Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options.

    Each non-employee director receives a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. Additionally, beginning in 2000, non-employee directors were reimbursed $500 for attendance on teleconference Board Meetings. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company.

    Directors participate in LTC Properties' Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan. Both plans permit the Compensation Committee to grant nonqualified stock options or restricted shares to directors from time-to-time. During 2000, Messrs. King, Yellen and Triche were each granted 15,000 stock options. In addition, directors are eligible to participate in our Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive annual deferred compensation equal to a minimum of $10,000 per year. All contributions made by us to the deferred compensation plan trust are invested in shares of our common stock. In 2000, we contributed $10,000 to the deferred compensation account for the benefit of each of our non-employee directors.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

    This table shows information as of March 26, 2001 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Common Stock(1)(2)		Percent of Class(2)
Dunn Family Trust	1,998,800	(3)	7.7%
4660 La Jolla Village Drive, Suite 850 San Diego, CA 91222
Appaloosa Management L.P.	1,420,400	(4)	5.5%
26 Main Street Chatham, NJ 07928
Andre C. Dimitriadis	1,087,419	(5)(6)	4.2%
James J. Pieczynski	223,922	(5)(6)	1.0%
Christopher T. Ishikawa	216,143	(5)(6)	1.0%
Wendy L. Simpson	135,929	(5)(6)(8)	*
Julia L. Kopta	54,666	(5)(6)	*
Alex J. Chavez	43,501	(5)(6)	*
Edmund C. King	78,253	(5)(6)(7)	*
Timothy J. Triche, M.D.	5,518	(5)(6)	*
Sam Yellen	76,568	(5)(6)	*
All directors and executive officers as a group (9 persons)	1,921,919	(6)(9)	7.4%

*
Less than 1%
(1)
Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)
For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon exercise of vested options.
(3)
Based solely upon information contained in a Schedule 13G provided to us, the Dunn Family Trust ("DFT") directly owns 888,800 shares and had sole voting and sole dispositive power over these shares. The Trustee of DFT owns 50,000 shares jointly with his spouse and is deemed to have voting and dispositive power over these shares. Additionally, because of DFT's position as general partner of Idanta Partners Ltd., which owns 1,060,000 shares, DFT is deemed to be beneficial owner of these shares with the sole power to vote or direct voting and the sole power to dispose of or direct disposition of these shares.
(4)
Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 23, 2001 by Appaloosa Management L.P. ("AMLP") and David A. Tepper ("DAT"), AMLP is the general partner of Appaloosa Investment Limited Partnership I, the investment advisor to Palomino Fund Ltd., which are the holders of record of 756,079 and 664,321 shares, respectively. DAT is the sole stockholder and president of Appaloosa Partners Inc. AMLP and DAT report to have sole voting and dispositive power over these shares.
(5)
Includes 20,000, 10,000, 8,000, 25,000, 6,000, 16,000, 3,000, 3,000 and 3,000 shares that may be purchased upon the exercise of options by Messrs. Dimitriadis, Pieczynski, Ishikawa, Ms. Simpson, Ms. Kopta, Messrs. Chavez, King, Triche and Yellen, respectively.
(6)
Includes 66,299, 48,801, 40,743, 13,584, 25,666, 5,901, 9,968, 2,518 and 9,968 shares held in the deferred compensation trust for Messrs. Dimitriadis, Pieczynski, Ishikawa, Ms. Simpson, Ms. Kopta and Messrs. Chavez, King, Triche and Yellen, respectively. The sole voting and dispositive power is held by Harris Trust and Savings Bank as Trustee for the deferred compensation trust.
(7)
Includes 1,685 shares held by spouse in an individual retirement account.
(8)
Includes 3,115 shares held by spouse in an individual retirement account.
(9)
Includes 94,000 shares that may be purchased upon the exercise of options.

EXECUTIVE COMPENSATION

    This table shows the compensation paid for the last three fiscal years to the Chief Executive Officer and the other four most highly paid executive officers in 2000.

				Long Term Compensation
	Annual Compensation
				Restricted Stock Awards(1)	Securities Underlying Options	All Other Compensation(2)
Name & Principal Position	Year	Salary	Bonus
Andre C. Dimitriadis	2000	$400,000	$260,000	$—	100,000	$62,400
Chairman, Chief Executive	1999	400,000	—	248,860	—	562,400
Officer and President	1998	400,000	—	—	—	62,400
Julia L. Kopta	2000	225,000	82,000	140,882	30,000	93,050
Executive Vice President,	1999	—	—	—	—	—
General Counsel & Secretary	1998	—	—	—	—	—
James J. Pieczynski	2000	265,000	66,000	—	50,000	12,400
Chief Strategic Planning Officer	1999	265,000	—	136,620	—	171,000
	1998	265,000	—	—	—	31,000
Christopher T. Ishikawa	2000	225,000	82,000	—	40,000	23,500
Executive Vice President &	1999	225,000	—	96,600	—	143,500
Chief Investment Officer	1998	206,250	—	—	—	21,000
Wendy L. Simpson	2000	218,269	87,000	—	100,000	37,500
Vice Chairman &	1999	—	—	35,420	—	21,000
Chief Financial Officer	1998	—	—	—	—	22,500

(1)
Restricted stock awards are valued at their fair market value based on the per share closing price of the Company's common stock on the New York Stock Exchange on the date of grant. In January 2000, Ms. Kopta was granted 20,000 shares of restricted stock. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999 Messrs. Dimitriadis, Pieczynski, Ishikawa and Ms. Simpson were granted net new shares of 21,640, 11,880, 8,400 and 3,080, respectively. Restricted stock holdings as of December 31, 2000 and their fair market value based on the per share closing price of $3.5625 on December 31, 2000 were as follows:

Name	Number of Restricted Shares	Value on December 31, 2000
Andre C. Dimitriadis	90,888	$323,789
Christopher T. Ishikawa	35,280	125,685
James J. Pieczynski	49,896	177,755
Julia L. Kopta	20,000	71,250
Wendy L. Simpson	12,936	46,085

  Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on our common stock. Messrs. Dimitriadis, Pieczynski, Ishikawa and Ms. Simpson vested in 38,952, 21,384, 15,120 and 5,544 shares, respectively in 1999. Ms. Kopta's restricted shares vest at the rate of 20% per year, with no other restrictions, beginning January 2001. The remaining restricted shares vest at the rate of 10% of the original unvested amount per year beginning January 1, 2001 provided that the Company's funds from operations per share has increased in the previous year.

  The Company's funds from operations in 2000 did not exceed funds from operations in 1999, therefore, Messrs. Dimitriadis, Pieczynski, Ishikawa and Ms. Simpson did not vest in any restricted stock as of January 1, 2001. There were no stock options granted to executive officers during the year ended December 31, 1999 or 1998.

(2)
Such amounts, with the exception of the $7,500, $11,000 and $12,500 of other compensation paid to Ms. Simpson in 2000, 1999 and 1998, represent our contribution to the named individual's deferred compensation account. These amounts paid to Ms. Simpson represent Board fees prior to Ms. Simpson becoming an employee.

AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES
AT DECEMBER 31, 2000

    This table shows the number of stock options granted during the period ended December 31, 2000 each of our executive officers and the value of unexercised options held as of December 31, 2000.

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees
			Exercise or Base Price Per Share(2)
Name				Expiration Date	5%(1)	10%(1)
Andre C. Dimitriadis	100,000	19.3%	$5.375	March 31, 2010	$338,500	$856,500
Wendy L. Simpson	15,000	2.9%	5.375	March 31, 2010	50,775	128,475
	85,000	16.4%	5.313	April 10, 2010	283,645	719,695
James J. Pieczynski	50,000	9.7%	5.375	March 31, 2010	169,250	428,250
Christopher T. Ishikawa	40,000	7.7%	5.375	March 31, 2010	135,400	342,600
Julia L. Kopta	30,000	5.8%	5.375	March 31, 2010	101,550	256,950

(1)
An assumed annual rate of appreciation of 5% on $5.375 and $5.313 would result in the price of our common stock increasing to $8.76 and $8.65, respecitively at the expiration date of the options. An assumed annual rate of appreciation of 10% on $5.375 and $5.313 would result in the price of our common stock increasing to $13.94 and $13.78, respectively at the expiration date of the options.

    During 2000, no options were exercised by any of our executive officers. This table shows the number of stock options held by each of our executive officers as of December 31, 2000 and the value of their unexercised options based on our closing price on December 31, 2000.

			Securities Underlying Unexcercised Options at December 31, 2000
					Value of Unexercised Options
	Shares Acquired on Excercise
		Value Realized
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Andre C. Dimitriadis	—	$—	—	100,000	$—	$—
Wendy L. Simpson	—	—	5,000	100,000	—	—
James J. Pieczynski	—	—	—	50,000	—	—
Christopher T. Ishikawa	—	—	—	40,000	—	—
Julia L. Kopta	—	—	—	30,000	—	—
Alex J. Chavez	—	—	10,000	30,000	—	—

Employment Agreements

    On March 26, 1999, we entered into employment agreements with Messrs. Dimitriadis, Ishikawa and Chavez. The employment agreements dated March 26, 1999 amend and restate employment agreements dated June 30, 1998 between LTC Properties and Messrs. Dimitriadis, Ishikawa and Chavez. Mr. Dimitriadis, as Chairman, Chief Executive Officer and President, has been provided with a four-year "ever-green" employment contract. Mr. Dimitriadis' current annual base salary is $400,000. Mr. Ishikawa, as Executive Vice President and Chief Investment Officer, has been provided with a two-year "ever-green" employment contract. Mr. Ishikawa's current annual base salary is $225,000. Mr. Chavez, as Senior Vice President and Treasurer has been provided with a one-year "ever-green" employment contract and his current base salary is $135,000.

    On January 1, 2000, we entered into an employment agreement with Ms. Kopta. Ms. Kopta, as Executive Vice President, General Counsel and Secretary has been provided with a one-year "ever-green" employment contract. Ms. Kopta's current base salary is $225,000.

    On April 10, 2000, we entered into an employment agreement with Ms. Simpson. Ms. Simpson, as Vice Chairman and Chief Financial Officer has been provided with a one-year "ever-green" employment contract. Ms. Simpson's current base salary is $300,000.

    The employment agreements provide that the base salaries may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board of Directors.

    If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason or a change in control of our company, then we will pay the executive officer a lump sum severance payment equal to four times base salary for Mr. Dimitriadis, two times base salary for Mr. Ishikawa, one times base salary for Mr. Chavez and Ms. Kopta and two times base salary for Ms. Simpson. Upon a change in control of our company whether or not the executive officer's employment is terminated, we will pay the executive officer a severance payment in cash equal to $5,000,000 for Mr. Dimitriadis, $1,000,000 for Mr. Ishikawa, $150,000 for Mr. Chavez and two times base salary for Ms. Kopta and Ms. Simpson. In addition, if any payment or benefit received by these executive officers from us subjects the executive officer to excise taxes under the "golden parachute" rules on payments and benefits, the executive officer will be entitled to receive an additional amount (a "gross-up payment" to make the executive officer whole for these excise taxes (and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if a executive officer's employment is terminated for cause or by voluntary resignation without a good reason. During the term of his employment by us, each executive officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

    On July 24, 2000, we entered into a Separation Agreement with Mr. Pieczynski. Mr. Pieczynski, as Chief Strategic Planning Officer has been provided with a one-year agreement to allow Mr. Pieczynski to work on a part-time basis at an annual salary of $265,000. Mr. Pieczynski also has an option to extend this agreement for an additional year at an annual salary of $159,000. This agreement provides Mr. Pieczynski with benefits in accordance with other executives but does not provide for severance payments or payments as a result of a change in control of our company. The agreement provides that the Loan Agreement and Promissory Note dated March 1997 between our company and Mr. Pieczynski will be due on January 1, 2009. The agreement further provides that under certain conditions, including a change of control, Mr. Pieczynski may sell the shares underlying the loan to our company to fully pay the outstanding balance of the loan then remaining. Also, should the stock trade at $13.00 per share or better for a 30 day consecutive period, our company would have the option of calling the loan due and Mr. Pieczynski would be required to pay the then outstanding balance of the loan within 90 days. Additionally, this agreement provides our company with the ability to restrict Mr. Pieczynski from consulting with or working for other companies.

Certain Transactions

    Transactions With LTC Healthcare, Inc.—LTC Healthcare is a separate public company on which Messrs. Dimitriadis, Pieczynski and Ishikawa serve as members of the Board of Directors. In addition, Messrs. Dimitriadis, Pieczynski and Ishikawa are executive officers of LTC Healthcare.

    We had previously entered into various agreements with LTC Healthcare, which, among other things, provided for a sharing of corporate overhead under an administrative services agreement. The administrative services agreement was terminated effective January 1, 2000 since LTC Healthcare has its own management and administrative staff. In June, 2000 we appointed LTC Healthcare as our exclusive sales agent for all skilled nursing facilities for a period of one year and approved a commission agreement with

LTC Healthcare. Pursuant to this commission agreement, we paid LTC Healthcare $1,600,000 during 2000. In addition, we provided LTC Healthcare with a $20,000,000 million unsecured line of credit that bears interest at 10% and matures in March 2008. As of December 31, 2000 approximately $16,582,000 was outstanding under the line of credit. During 2000, we recorded interest income related to the unsecured line of credit of $1,713,000.

    During 2000, we acquired 100% of the common stock of Coronado Corporation and Park Villa Corporation from LTC Healthcare for a purchase price (based on independent appraisals) of $19,200,000.

    As of December 31, 2000, 29 real estate properties with a gross carrying value of $70,376,000 or 8% of the our gross real estate investment portfolio (adjusted to include two mortgage loans underlying the REMIC Certificates) were operated by LTC Healthcare. During 2000, we recorded rental income of approximately $6,176,000 from LTC Healthcare. We leased 25 properties, on a short-term basis, to LTC Healthcare. These leases expire on June 30, 2001, at which time we will reevaluate all leases. We also lease two properties on a month-to-month basis to LTC Healthcare. In July 2000 the independent board members of both LTC Healthcare and our company approved new rental rates. Annual rental from LTC Healthcare under the new rates was approximately $4,100,000. Effective January 1, 2001, we agreed with LTC Healthcare to early termination of four leases, which would have expired on June 30, 2001. These facilities had a gross carrying value $8,126,000 or 1% of our gross real estate investment portfolio (adjusted to include mortgage loans underlying the REMIC Certificates). Annual rental from LTC Healthcare under the 23 remaining leases is approximately $3,405,000.

    Also, as of December 31, 2000, LTC Healthcare had mortgage loans secured by six skilled nursing facilities with total outstanding principal balances of $16,433,000 and a weighted interest rate of 9.25% payable to REMIC pools originated by us. Two of the skilled nursing facilities securing the mortgage loans payable to our REMIC pools are operated by LTC Healthcare and the remaining four skilled nursing facilities are leased to third party operators.

    As of December 31, 2000, we owned 180,000 shares of LTC Healthcare common stock, representing approximately 9.3% of LTC Healthcare's outstanding common stock. Such shares were acquired in the open market subsequent to our distribution of our investment in LTC Healthcare. As of December 31, 2000, LTC Healthcare owned 194,100 shares of LTC Properties' common stock, representing less than 1% of LTC Properties' outstanding common stock.

    Employee and Director Stock Option Loans—In March 1997, our Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options. Under the program, we made full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. In January 2000, the terms of the loans were amended. These loans bear interest at 6.07% and quarterly principal and interest installments are due through December 31, 2008. The amount of principal due each quarter will be equal to 50% of the difference between the cash dividends received on the shares purchased and the quarterly interest that is due. At the end of nine years these loans will be due. Unless we approve otherwise, the loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change in control of our company or the death of the employee or director. The outstanding principal and the number of shares of common stock and the market value of the common stock securing these loans at December 31, 2000 was:

		Shares Securing the Loans
Name	Outstanding Principal	Number of Shares	Market Value
Andre C. Dimitriadis	$4,287,380	333,500	$1,188,094
James J. Pieczynski	737,180	62,500	222,656
Christopher T. Ishikawa	241,398	24,000	85,500
Edmund C. King	587,034	46,000	163,875
Wendy Simpson	145,856	10,000	35,625
Sam Yellen	586,942	46,000	163,875

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial statements and the reporting process including the systems of internal controls and has adopted a charter, a copy of which is attached as Appendix A, hereto. The Company's management has primary responsibility for preparing our financial statements and our financial reporting process. The Company's independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company's financial statements to generally accepted accounting principles.

    In this context, the Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

  (2)
  The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for each calendar quarter for the Company's Form 10-Qs and for the Company's Annual Report on Form 10-K.

  (3)
  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence and considered the compatibility of non-audit services with the auditors' independence.

  (4)
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

                      Audit Committee
                      Sam Yellen, Chair
                      Edmund C. King and
                      Timothy J. Triche, M.D.

March 29, 2001

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation and Option Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

COMPENSATION AND OPTION COMMITTEE REPORT

    The Compensation and Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    Until May 2000, the Compensation Committee was comprised of Ms. Simpson, Chair and Messrs. King and Yellen. Effective in May 2000, Dr. Triche replaced Ms. Simpson on the Compensation Committee and Mr. King became the Chair of the Committee. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Restated 1992 Stock Option Plan and 1998 Equity Participation Plan. The Compensation Committee is authorized to determine the options and restricted stock awards to be granted under such plans and the terms and provisions of such options and restricted stock awards. We have six executive officers, one of which is our Chief Executive Officer.

Compensation Philosophy

    The Compensation Committee endeavors to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company's success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. The Compensation Committee seeks to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation package, which currently is comprised of base salary, bonuses, deferred compensation, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

    In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation.

Base Salaries

    Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group. In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success. Base compensation for Messrs. Dimitriadis, Pieczynski, Ishikawa, Ms. Kopta, Ms. Simpson and Mr. Chavez as of January 1, 2001 were $400,000, $265,000, $225,000, $225,000, $300,000 and $135,000 respectively.

Bonuses

    Bonuses are awarded based on our overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. The regulatory and reimbursement environments in which nursing homes operate experienced significant adverse changes, beginning in 1998, that are still continuing. The negative impact of these changes caused many long-term care operating companies, including certain companies that operate some of our properties, to file for reorganization under Chapter 11 of the Bankruptcy Code. In connection with this, management has been pro-active in reducing our exposure to properties operated by troubled operators.

    We believe that the adverse operational and financial changes in the nursing home industry directly impacted our negotiations with its lenders in 2000 relating to the renewal of the then existing bank credit agreements. Several lenders, who had historically supported and financed health care companies, communicated their intention to exit or drastically limit their exposure to health care companies, and as a result, to us as owners/lessors and lenders to health care operators.

    In this difficult environment, management secured a new, four year credit agreement with its lenders and has undertaken strategies, including a program of selected asset sales, designed to de-leverage our company and improve the equity value of our stockholders.

    The Compensation Committee recommended that bonuses be paid to Messrs. Dimitriadis, Pieczynski, Ishikawa, Ms. Kopta, Ms. Simpson and Mr. Chavez of $260,000, $66,000, $82,000, $82,000, $87,000 and $35,500, respectively.

Stock Option Plans

    We have adopted the Restated 1992 Stock Option Plan and the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 1,400,000 shares of common stock for issuance under the Restated Plan and 500,000 shares for issuance under the Equity Participation Plan. Both plans are administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plans. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers. In 2000, the Compensation Committee granted stock options to Messrs. Dimitriadis, Pieczynski, Ishikawa, Ms. Kopta, Ms. Simpson and Mr. Chavez in the amounts of 100,000, 50,000, 40,000, 30,000, 100,000 and 30,000 shares, respectively. All options were granted at a price of $5.375 per share except for 85,000 shares granted to Ms. Simpson at $5.313 per share. Additionally, in 2000, the Compensation Committee granted Ms. Kopta 20,000 shares of restricted stock.

Policy with Respect to Section 162(m)

    The Compensation Committee has considered the anticipated tax treatment to us regarding the compensation and benefits paid to the executive officers in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), the amount of compensation paid to our chief executive officer and certain other highly compensated executives that is deductible for federal income tax purposes is limited to $1,000,000 annually, subject to certain performance, disclosure, and stockholder approval requirements. Our basic philosophy is to strive to provide such executive officers with a compensation package that will balance the deductibility of such payments for us with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer's vesting or exercise of previously granted rights. Certain compensation arising from restricted stock awarded to executive officers under our 1992 Stock Option Plan does not meet the requirements of section 162(m). If awards under the 1998 Equity Participation Plan constitute qualified performance-based compensation, such awards will not be subject to the Section 162(m) deduction limitation.

    Interpretations of and changes in the tax laws and other factors beyond the compensation committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                      Compensation Committee
                      Edmund C. King, Chair
                      Sam Yellen and
                      Timothy J. Triche, M.D.

March 29, 2001

STOCK PERFORMANCE GRAPH

    This graph compares the cumulative total stockholder return on our common stock from December 31, 1995 to December 31, 2000 with the cumulative stockholder total return of (1) the Standard & Poor's 500 Stock Index and (2) the NAREIT Hybrid REIT Index. The comparison assumes $100 was invested on December 31, 1995 in our common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

Total Return Stock Performance

    The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and compensation committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

Required Vote and Recommendations

    The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of directors as set forth in this Proposal 1. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
THE NOMINEES SET FORTH IN PROPOSAL 1.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP audited our financial statements for the year ended December 31, 2000 and have been our auditors since our organization in May 1992. The directors have selected the firm of Ernst & Young LLP as our independent accountants for the year ending December 31, 2001. Fees for the year ended December 31, 2000 were: audit and quarterly review fees, $191,887; tax and tax compliance fees, $313,360. A representative of Ernst & Young LLP is expected to be present at the April 23, 2001 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company for inclusion in its proxy statement by February 15, 2002. To assure that a stockholder's proposal is included in the proxy statement, it will be necessary for the stockholder to comply with the regulations of the SEC governing inclusion of such proposals.

    Stockholders may directly nominate persons for director only by complying with the procedure set forth in the Company's By-Laws. The Bylaws require that the stockholder submit the names of such persons in writing to the Secretary of the Company not less than 60 days nor more than 150 days prior to the date of the preceding year's annual meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee's consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder to be supporting such nominees and (b) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

    Matters may be brought before the meeting by stockholders only if notice is delivered to the principal executive offices of the Company not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice and (b) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice.

OTHER MATTERS

    The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Corporate Investor Communications, Inc. for a fee of $5,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

    Our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2000 is being mailed concurrently with this proxy statement to all stockholders of record as of March 26, 2001. WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2000 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 300 ESPLANADE DRIVE SUITE 1860, OXNARD, CA 93030.

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                      By Order of the Board of Directors
                      WENDY L. SIMPSON
                      Vice Chairman and Chief Financial Officer

Oxnard, California
March 29, 2001

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

Organization

    This charter governs the operations of the audit committee. The committee shall obtain the approval of the board of directors for this charter and shall review and reassess the charter at least annually. The committee shall be appointed by the board of directors and shall consist of at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent if they have no relationship with management or the Company that may interfere (or give the appearance of interfering) with the exercise of the responsibilities of the Audit Committee. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

    The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, the independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought it its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel or other experts to assist the committee in carrying out its responsibilities. Although so empowered, however, the committee shall not have a duty to conduct investigations, resolve disagreements between management and the independent auditors or assure compliance with law or conformity with the Company's legal compliance and ethics programs.

Responsibilities and Processes

    The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board of directors and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out is responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of non-audit services with the auditors' independence. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors.

    The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

    The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

LTC PROPERTIES, INC.
This Proxy is Solicited by the Board of Directors for the Annual Meeting of Stockholders—April 23, 2001

    The undersigned hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Marriott Residence Inn, Oxnard, California, on Monday, April 23, 2001 at 9:00 A.M. (PDT), or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

/*\ FOLD AND DETACH HERE /*\

LTC PROPERTIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

1. ELECTION OF DIRECTORS— Nominees: 01-Andre C. Dimitriadis, 02-Edmund C. King, 03-James J. Piecznski, 04-Wendy L. Simpson, 05-Timothy J. Triche, M.D. and 06-Sam Yellen.	For All / /	Withhold For All / /	For All Except / /	Nominee Exception
In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.
This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted 'FOR' all nominees listed under Item (1).
Dated , 2001

Signature(s)

Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title in your signature. NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

QuickLinks

LTC PROPERTIES, INC.
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION AND OPTION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
Total Return Stock Performance
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A CHARTER OF THE AUDIT COMMITTEE